Strictly Confidential Subject to Contract/Subject to Board Approval Binding Term Sheet for Amendment of Terms of Global Deed of Amendment with PPL Shipyard This term sheet (the "Term Sheet") summarises the main terms for a refinancing by PPL Shipyard Pte Ltd ("PPL") of certain obligations owed to PPL by Borr Drilling Limited ("Borr Drilling" and, together with PPL, the "Parties") and certain of its subsidiaries (being the Owners, Holdco and BM Ventures) (collectively with Borr Drilling, "Borr"). Borr Drilling together with its subsidiaries is referred to herein as the "Company" or "BDL". The Parties have previously amended the terms of Seller's Credits pursuant to the Global Amendment Deed dated 5 June 2020 (the "Original Global Amendment Deed") as amended including by the Second Global Amendment Deed dated 28 January 2021 (the "Second Global Amendment Deed" and together with the Original Global Amendment Deed, the "Global Amendment Deeds"). Capitalised terms used but not defined herein have the meanings ascribed thereto in the Global Amendment Deeds. The Parties now wish to further amend the terms of the Sellers' Credits and the Global Amendment Deeds on the terms subject to the conditions set forth in this Term Sheet. The Parties intend that the amendments set forth herein (the "PPL Amendments") shall be made concurrently with amendments by the Company to its framework agreement with Keppel Fels Limited which will include amendments to give effect to a refinancing of the obligations under that facility including amendments to the timing of payment of principal and Capitalised Interest and amendments to the cost cover/interest rate from May 2023 which are substantially the sameas those set forth in this Term Sheet (the "Keppel Amendments"). The refinancing transactions contemplated by this Term Sheet and the Keppel Amendments are intended to be a first step in connection with a refinancing of the Company's capital structure. Specifically, the Company intends to seek to refinance the following debt facilities and instruments in the first half of 2022: (i) refinance the loan facilities with Hayfin entities (the "Hayfin Facility") with the Hayfin lenders to mature in January 2025 or later or refinance such facility with a new bond or loan facility maturing later than such date; (ii) refinance the $450 million and $100 million loan facilities for which DNB Bank ASA is the facility agent (the "DnB Facilities") with the DnB lenders to mature in January 2025 or later or refinance such facility with a new bond or loan facility maturing later than such date; and (iii) refinance the 3.875% convertible notes due 2023 with the noteholders to mature in May 2025 or later and potentially repurchase at a discount to par through cash, conversion into equity or refinance such notes, or a combination of these, at a discount to par, with a new bond or loan facility, the foregoing (i), (ii) and (iii) together, the "Refinancing". Set forth below is a summary of the terms of the Global Amendment Deeds and the Seller's Credits to be amended, which is subject to PPL’s Board approval. The Parties shall in PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND CONTAINS PERSONAL INFORMATION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

good faith negotiate and enter into a third global amendment deed to give effect to the provisions of this Term Sheet. The terms of such third global amendment deed shall be in a form acceptable to PPL in its sole discretion and such deed shall become fully effective only upon satisfaction of the conditions precedent to effectiveness stated therein and in this Term Sheet. Provision Amendment Repayment Dates for Sellers' Credits: All repayment dates shall be changed from 1 May 2023 to 1 May 2025 Interest: Interest shall accrue on outstanding principal (excluding Capitalised Interest) from 1 May 2023 at the fixed rate of 5.99% p.a., payable quarterly in cash (with Capitalised Interest payable as set forth below). Interest shall accrue on Capitalised Interest at the fixed rate of 7.50% per annum and shall be capitalised as Capitalised Interest. Extension fee 0.50% of the principal outstanding loan amount ($753.3 million) to be paid to PPL upon execution of the Amendment Agreement (total $3.7665 million). In the event that the total upfront fees or equivalent payable to any other Creditor with respect to any deferment or refinancing is higher than 0.50%, the Company shall pay PPL the difference in cash concurrently with such payment to other Creditor(s).

Repayment of Capitalised Interest: Borr to pay PPL the annual amounts required by Section 2.4 of the Second Global Amendment Deed, with the following amendments: • December 31, 2021: no change ($5.25 million) • 2022: Borr shall pay to PPL in repayment of Capitalised Interest $30 million in payments of $2.0 million each at the last business day of March, June and September 2022, and the remaining $24 million on December 31, 2022 instead of the payments totaling $12 million contemplated by Section 2.4 of the Second Global Amendment Deed. • 2023: Borr shall pay: o $20 million in March 2023 instead of the $18 million contemplated by Section 2.4 of the Second Global Amendment Deed (to be applied to the remaining Capitalised Interest or, if no Capitalised Interest is outstanding, to principal) The remaining Capitalised Interest outstanding following the above payments shall be paid as follows: • half (50%) shall be paid in three equal instalments on the last business day of June, September and December 2023, and • the remaining 50% shall be paid in four equal instalments on the last business day of March, June, September and December 2024. Paydown from Equity Offering Proceeds upon completion of the Amendment to the Global Amendment Deeds: Borr shall pay to PPL $12.7 million of the proceeds of an equity offering that Borr Drilling contemplates to conduct in connection with the transactions contemplated by this term sheet, to be applied in payment of the Extension Fee and repayment of Capitalised Interest. The completion of the equity raise and payment of all amounts due to PPL1 are Conditions Precedent to the effectiveness of the transaction contemplated herein. In addition, for any further equity raises going forward Borr will pay to PPL 20% of the net proceeds of such offerings to be applied first as repayment of Capitalised Interest due in the same year (as outlined above in “Repayment of Capitalised Interest”), and for any excess cash from equity raises to be applied to the principal amount outstanding. 1 The settlement of the equity raise will be after full approval of the Sembcorp & Borr Drilling boards of this deal.

Provision Amendment Paydown if Market Cap Exceeds $500m: If, during 2022, the market capitalisation of Borr exceeds $500m, over a period of at least consecutive 5 trading days, Borr will pay to PPL, within 3 months of meeting the $500m market cap threshold, an amount of $10 million to be applied in repayment of Capitalised Interest or principal Dividends from Borr Drilling Limited: Borr Drilling Limited shall not pay any dividends to its shareholders unless all the outstanding Capitalised Interest is repaid and 75% of the outstanding principal owed to PPL is repaid. Transfers by Lender: PPL may transfer its loans at any time without the consent of Borr, subject to other customary terms to be agreed. Borr to have the right to match the selling price of the loan. Consent: PPL to provide written consent for BDL to make, or commit to make, payments to other debt providers as part of or required by the Keppel Amendments and the Refinancing Condition: • The obligations of the Parties to implement the amendments to the Sellers' Credits and Global Amendment Deeds and other provisions of this Term Sheet (other than Governing Law and Confidentiality) shall be subject to (i) BDL obtaining any consents necessary to implement the provisions hereof from the requisite lenders under the Hayfin Facility and DNB Facilities and Keppel entering into a binding agreement to give effect to the Keppel Amendments, and all such consents shall be forwarded to PPL once available; (ii) receipt by PPL of final execution versions of the documents giving effect to the Keppel Amendments (the "Keppel Documents") at least 5 Singapore business days before the time of completion for this transaction; (iii) Receipt by PPL of signed copies of the Keppel Documents giving effect to the Keppel Amendments and evidence that the same have become effective or will become effective contemporaneously with the Long Form Documentation becoming fully effective; (iv) such other Conditions Precedent as stated in the Second Amendment Deed and this Term Sheet; and (v) BDL shall reimburse PPL for all of its costs and expenses (including legal fees) in connection with the transaction.

[Signature Page Follows] Provision Amendment Reversion if no refinancing of other debt: If the Refinancing (as defined above) has not been completed by June 30, 2022, the terms under this Term Sheet revert to the terms under the existing arrangements without giving effect to the amendments above, except that there shall be no requirement for PPL to repay any of the payments made pursuant to this term sheet which shall remain applied in repayment of Capitalised Interest (or principal repayment to the extent there is not sufficient Capitalised Interest). For the avoidance of doubt, the Extension Fee is not refundable under any circumstance. Governing law: This Term Sheet will be governed by and construed in accordance with English law. Confidentiality: No party shall disclose to any other person the contents of this Term Sheet or any of the transactions or matters contemplated or referred by it, other than (i) as required by applicable law, regulation or stock exchange rules or (ii) a disclosure to any of its directors, officers, employees or professional advisers to the extent that such disclosure is reasonably necessary for the purposes of the matters contemplated by this Term Sheet and (iii) the disclosure of this Term Sheet by Borr to its creditors in connection with seeking any necessary waivers or consents required to implement the terms of the Term Sheet and provided that, in such case, each such recipient is made aware of and undertakes to comply with the disclosing party’s obligation of confidentiality under this Term Sheet as if such recipient were a party to this Term Sheet. Waiver and Consent: PPL agrees to provide any necessary waivers and consents to permit the Refinancing and the Keppel Amendments and any other amendments and waivers reasonably required in connection with the foregoing, provided that any such waivers or consents shall not in any way be prejudicial to PPL’s rights and interests under the Second Amendment Deed and as contemplated herein in this Term Sheet. Long Form Documentation: The Parties shall negotiate in good faith long form documentation to give effect to the provisions of this Term Sheet, using as a starting point the Second Global Amendment Deed